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                                                                   Exhibit 20.1



                          GLOBAL CAPITAL PARTNERS, INC.

                              NOTICE OF REDEMPTION

                                       OF

                     CLASS C COMMON STOCK PURCHASE WARRANTS

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                  THE REDEMPTION WILL OCCUR ON APRIL 24, 2000.

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                  Notice is hereby  given to all  Registered  Holders of Class C
Common Stock Purchase Warrants (the "Warrants") of Global Capital Partners, Inc. (the "Company") pursuant to Section 8(c) of each Class C Common Stock Purchase Warrant Agreement (each, a "Warrant Agreement") between the Company and each Registered Holder. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in each Warrant Agreement. Registered Holders with questions should contact Kelley Drye & Warren LLP, counsel to the Company, at 2 Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; telephone: (203) 324-1400; attention: Randi-Jean G. Hedin or Thaddeus P. Wojcik III.

THE REDEMPTION

                  Pursuant to the provisions of each certificate representing the Warrants (each, a "Warrant Certificate") and of each Warrant Agreement, the Company may elect to redeem the Warrants at any time on or after the Initial Warrant Exercise Date provided that the Warrants and the shares of Common Stock underlying the Warrants have been registered for public distribution under the Securities Act of 1933, as amended, and the average closing bid price of the Common Stock for twenty consecutive days (ending within 15 days of the date of this Notice) is at least $10.00 per share. The Company hereby elects to redeem (the "Redemption") all outstanding Warrants and effect payment therefor on the date and in accordance with the procedures set forth herein.

PROCEDURES FOR REDEMPTION

                  1. REDEMPTION DATE. The date of Redemption (the "Redemption Date") on which the Redemption Price shall be payable is April 24, 2000.

                  2. REDEMPTION PRICE. On the Redemption Date, the Company will redeem each Warrant at a redemption price (the "Redemption Price") equal to an amount of $0.10 per Warrant, paid in cash to each Registered Holder upon surrender to the Company of such holder's Warrant Certificates representing the Warrants to be redeemed, or upon delivery of evidence of loss, theft,




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destruction  or  mutilation of such  certificates  pursuant to Section 7 of each
Warrant Agreement.

                  3. LOCATION FOR WARRANT DELIVERY AND PAYMENT OF REDEMPTION PRICE. Each Registered Holder of Warrants to be redeemed shall, in order to receive payment of his respective Redemption Price, surrender the Warrant Certificates representing such Warrants to the Company on or before the Redemption Date at the Company's executive offices at 6000 Fairview Road, Suite 1410, Charlotte, North Carolina 28217, attention: Christine Smith. Surrender of the Warrant Certificates may be made in person or by mail. Payment of the Redemption Price shall be made promptly after surrender of Warrant Certificates to each surrendering Registered Holder or a person duly authorized by such holder to receive payment thereof at an address specified by such Registered Holder or such other authorized person.

                  4. CONTINUED RIGHT TO EXERCISE WARRANTS PRIOR TO THE REDEMPTION DATE. Notwithstanding the delivery of this Notice by the Company to redeem the Warrants, each Registered Holder of Warrants to be redeemed shall have the right, and may elect at such holder's discretion, to exercise such Warrants at any time until 5:00 p.m. on April 21, 2000. No Warrant called for Redemption hereby may be exercised after 5:00 p.m. on April 21, 2000 and all Warrants called for Redemption hereby shall expire effective April 24, 2000.

Dated:  March 23, 2000                  GLOBAL CAPITAL PARTNERS, INC.



                                        /S/ KEVIN D. MCNEIL
                                        ---------------------------------------
                                        Name:    Kevin D. McNeil
                                        Title:   Secretary















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